Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS

CHICO, Calif. – (July 26, 2018) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $15,029,000 for the quarter ended June 30, 2018, compared to $13,589,000 for the quarter ended June 30, 2017. Diluted earnings per share were $0.65 for the quarter ended June 30, 2018, compared to $0.58 for the quarter ended June 30, 2017. Net income before taxes was $20,811,000 and $21,236,000 for the quarters ended June 30, 2018 and 2017, respectively. Net income for the quarter ended June 30, 2018 includes the effect of a change in the Company’s Federal tax rate from 35% to 21% that resulted from the Tax Cuts and Jobs Act of 2017 that was effective on January 1, 2018. Also, affecting net income during the quarter ended June 30, 2018 was $601,000 of merger and acquisition expenses related to the merger with FNB Bancorp (“FNBB”) that was completed on July 6, 2018. The Company recorded no merger and acquisition expense in the quarter ended June 30, 2017.

Performance highlights and other developments for the Company during the quarter ended June 30, 2018 included the following:

•	Total loan balances averaged $3,104,126,000 during the three months ended June 30, 2018 representing a $320,440,000 (11.5%) increase compared to the quarter ended June 30, 2017.

•	The average rate of interest paid on deposits, including the effect of noninterest-bearing deposits, remained low at 0.12%.

The following is a summary of the components of the Company’s consolidated net income, average common shares, and average diluted common shares outstanding for the periods indicated:

	Three months ended June 30,
(dollars and shares in thousands)	2018	2017	$ Change	% Change
Net interest income	$45,869	$43,434	$2,435	5.6%
Reversal of provision for loan losses	638	796	(158)
Noninterest income	12,174	12,910	(736)	(5.7%)
Noninterest expense	(37,870)	(35,904)	(1,966)	5.5%
Provision for income taxes	(5,782)	(7,647)	1,865	(24.4%)

Net income	$15,029	$13,589	$1,440	10.6%

Average common shares	22,983	22,900	83	0.4%
Average diluted common shares	23,276	23,240	36	0.2%

The following is a summary of certain of the Company’s consolidated assets and deposits as of the dates indicated:

Ending balances	As of June 30,
($‘s in thousands)	2018	2017	$ Change	% Change
Total assets	$4,863,153	$4,519,935	$343,218	7.6%
Total loans	3,146,313	2,826,393	319,920	11.3%
Total investments	1,251,776	1,249,043	2,733	0.2%
Total deposits	$4,077,222	$3,878,422	$198,800	5.1%

Qtrly avg balances	As of June 30,
($‘s in thousands)	2018	2017	$ Change	% Change
Total assets	$4,814,523	$4,492,389	$322,134	7.2%
Total loans	3,104,126	2,783,686	320,440	11.5%
Total investments	1,258,660	1,213,959	44,701	3.7%
Total deposits	$4,042,110	$3,851,519	$190,591	4.9%

The Company’s primary source of revenue is net interest income, or the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Included in the Company’s net interest income is interest income from municipal bonds that is almost entirely exempt from Federal income tax. These municipal bonds are classified as investments – nontaxable, and the Company may present the interest income from these bonds on a fully tax equivalent (FTE) basis.

Loans acquired through purchase, or acquisition of other banks, are classified by the Company as Purchased Not Credit Impaired (PNCI), Purchased Credit Impaired – cash basis (PCI – cash basis), or Purchased Credit Impaired – other (PCI – other). Loans not acquired in an acquisition or otherwise “purchased” are classified as “originated”. Often, such purchased loans are purchased at a discount to face value, and part of this discount is accreted into (added to) interest income over the remaining life of the loan. A loan may also be purchased at a premium to face value, in which case, the premium is amortized into (subtracted from) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. Further details regarding interest income from loans, including fair value discount accretion, may be found under the heading “Supplemental Loan Interest Income Data” in the Consolidated Financial Data table at the end of this announcement.

Following is a summary of the components of net interest income for the periods indicated (dollars in thousands):

	Three months ended June 30,
(dollars and shares in thousands)	2018	2017	$ Change	% Change
Interest income	$48,478	$45,044	$3,434	7.6%
Interest expense	(2,609)	(1,610)	(999)	62.0%
FTE adjustment	313	625	(312)	(49.9%)

Net interest income (FTE)	$46,182	$44,059	$2,123	4.8%

Net interest margin (FTE)	4.14%	4.26%

Purchased loan discount accretion:
Amount (included in interest income)	$559	$2,170
Effect on average loan yield	0.07%	0.31%
Effect on net interest margin (FTE)	0.05%	0.21%

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Earning assets
Loans	$3,104,126	$39,304	5.06%	$3,028,178	$38,049	5.03%	$2,783,686	$36,418	5.23%
Investments - taxable	1,122,534	7,736	2.76%	1,125,394	7,658	2.72%	1,077,703	7,231	2.68%
Investments - nontaxable	136,126	1,355	3.98%	136,160	1,353	3.97%	136,256	1,667	4.89%
Cash at Federal Reserve and other banks	94,874	396	1.67%	90,864	373	1.64%	137,376	353	1.03%

Total earning assets	4,457,660	48,791	4.38%	4,380,596	47,433	4.33%	4,135,021	45,669	4.42%

Other assets, net	356,863			360,631			357,368

Total assets	$4,814,523			$4,741,227			$4,492,389

Liabilities and shareholders’ equity
Interest-bearing
Demand deposits	$995,528	214	0.09%	$994,206	211	0.08%	$936,482	201	0.09%
Savings deposits	1,393,121	427	0.12%	1,371,377	411	0.12%	1,353,132	410	0.12%
Time deposits	313,556	593	0.76%	306,514	474	0.62%	321,515	363	0.45%
Other borrowings	139,307	586	1.68%	107,781	342	1.27%	20,011	13	0.26%
Junior subordinated debt	56,928	789	5.54%	56,882	697	4.90%	56,736	623	4.39%

Total interest-bearing liabilities	2,898,440	2,609	0.36%	2,836,760	2,135	0.30%	2,687,876	1,610	0.24%

Noninterest-bearing deposits	1,339,905			1,332,235			1,240,390
Other liabilities	65,745			66,219			66,898
Shareholders’ equity	510,433			506,013			497,225

Total liabilities and shareholders’ equity	$4,814,523			$4,741,227			$4,492,389

Net interest rate spread			4.02%			4.03%			4.18%
Net interest income/net interest margin (FTE)		46,182	4.14%		45,298	4.14%		44,059	4.26%

FTE adjustment		(313)			(312)			(625)

Net interest income (not FTE)		$45,869			$44,986			$43,434

Purchase loan discount accretion effect:
Amount (included in interest income)		$559			$632			$2,170
Effect on avg loan yield		0.07%			0.08%			0.31%
Effect on net interest margin		0.05%			0.06%			0.21%

Net interest income (FTE) during the three months ended June 30, 2018 increased $2,123,000 (4.8%) to $46,182,000 compared to $44,059,000 during the three months ended June 30, 2017. The increase in net interest income (FTE) was due primarily to an increase in the average balance of loans that was partially offset by a 17 basis point decrease in yield on loans, and a 12 basis point increase in the average rate paid on interest-bearing liabilities.

The 17 basis point decrease in loan yields from 5.23% during the three months ended June 30, 2017 to 5.06% during the three months ended June 30, 2018 was due to a decrease in purchased loan discount accretion from $2,170,000 during the three months ended June 30, 2017 to $559,000 during the three months ended June 30, 2018. This decrease in purchased loan discount accretion reduced loan yields by 24 basis points, and net interest margin by 16 basis points, but was substantially offset by increases in new and renewed loan yields due to increases in market yields. The 12 basis point increase in the average rate paid on interest-bearing liabilities was primarily due to increases in market rates that increased the rates the Company pays on its time deposits, overnight borrowings, and junior subordinated debt.

Also affecting net interest margin during the three months ended June 30, 2018, was the decrease in the Federal tax rate from 35% to 21%. This decrease in the Federal tax rate caused the fully tax-equivalent (FTE) yield on the Company’s nontaxable investments to decrease from 4.89% during the three months ended June 30, 2017 to 3.98% during the three months ended March 31, 2018, and resulted in net interest income (FTE) being $312,000, or 3 basis points, less than it otherwise would have been.

The negative impact on net interest margin from the decreases in average loan yields was offset by the positive impact of an increase in average loan balances and a decrease in the average balance of lower yielding interest earning cash compared to the year-ago quarter.

The table below that sets forth a summary of the changes in interest income and interest expense from changes in average asset and liability balances (volume) and changes in average interest yields and rates for each category of interest earning asset and interest paying liability for the periods indicated:

	Three months ended June 30, 2018
	compared with three months ended
	June 30, 2017
(dollars in thousands)	Volume	Yield/Rate	Total
Increase (decrease) in interest income:
Loans	$4,190	$(1,304)	$2,886
Investments - taxable	300	205	505
Investments - nontaxable	(2)	(310)	(312)
Federal funds sold	(109)	152	43

Total	4,379	(1,257)	3,122

Increase (decrease) in interest expense:
Demand deposits (interest-bearing)	13	—	13
Savings deposits	12	5	17
Time deposits	(9)	239	230
Other borrowings	78	495	573
Junior subordinated debt	2	164	166

Total	96	903	999

Increase (decrease) in net interest income	$4,283	$(2,160)	$2,123

The Company recorded a reversal of provision for loan losses of $638,000 during the three months ended June 30, 2018 compared to a reversal of provision for loan losses of $796,000 during the three months ended June 30, 2017. The $638,000 reversal of provision for loan losses during the three months ended June 30, 2018 was due primarily to continued low loan losses, improvement in collateral values of impaired loans, and net upgrades in the credit quality of performing loans during the three months ended June 30, 2018. Nonperforming loans were $25,420,000, or 0.81% of loans outstanding as of June 30, 2018, compared to $24,394,000, or 0.81% of loans outstanding as of December 31, 2017, and $17,429,000, or 0.62% of loans outstanding as of June 30, 2017. During the three months ended June 30, 2018 the Company recorded net loan recoveries of $188,000.

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended June 30,
(dollars in thousands)	2018	2017	$ Change	% Change
Service charges on deposit accounts	$3,613	$4,323	($710)	(16.4%)
ATM fees and interchange	4,510	4,248	262	6.2%
Other service fees	630	839	(209)	(24.9%)
Mortgage banking service fees	511	526	(15)	(2.9%)
Change in value of mortgage servicing rights	(36)	(457)	421	(92.1%)

Total service charges and fees	9,228	9,479	(251)	(2.6%)

Gain on sale of loans	666	777	(111)	(14.3%)
Commission on nondeposit investment products	810	705	105	14.9%
Increase in cash value of life insurance	656	626	30	4.8%
Change in indemnification asset	—	711	(711)	(100.0%)
Gain on sale of foreclosed assets	17	153	(136)	(88.9%)
Other noninterest income	797	459	338	73.6%

Total other noninterest income	2,946	3,431	(485)	(14.1%)

Total noninterest income	$12,174	$12,910	($736)	(5.7%)

Noninterest income decreased $736,000 (5.7%) to $12,174,000 during the three months ended June 30, 2018 compared to the three months ended June 30, 2017. The decrease in noninterest income was due to the changes noted in the table above. The $710,000 (16.4%) decrease in service charges on deposit accounts was made up of a $329,000 (14.1%) decrease in nonsufficient fund (NSF) fees to $2,010,000, and a $381,000 (19.2%) decrease in other deposit account service charges to $1,603,000. The decrease in NSF fees was due primarily to continued growth in customer adoption of the bank’s digital services that improves the ability of customers to manage funds and avoid overdrafts. The decrease in other deposit service charges was due primarily to the rapid growth of customer adoption of e-Statements that reduces statement fees. Both NSF fees and service charges are also reduced by higher average deposit account balances: the average Consumer DDA account balance was 7.1% higher at the end of the second quarter of 2018 compared to the same period a year earlier, while the average Business DDA account was 7.6% higher. Higher account balances mean that fewer customers have balances small enough to require payment of a monthly maintenance fee on their accounts and fewer customers are in danger of overdrawing their accounts. The $421,000 (92.1%) increase in change in value of mortgage servicing rights (MSRs) was due to relatively steady estimated prepayment speeds and a declining market discount rate to value MSR cash flow during the three months ended June 30, 2018 compared to increasing estimated prepaid speeds and a steady discount rate during the three months ended June 30, 2017. These factors caused the value of MSR to decrease only $36,000 during the three months ended June 30, 2018 compared to a decrease of $457,000 during the three months ended June 30, 2017. During the three months ended June 30, 2017, the Company recorded a $711,000 gain upon the early termination of its loss sharing agreement with the FDIC. The $338,000 increase in other noninterest income to $797,000 was due primarily to a $372,000 recovery on a purchased loan for which the initial charge off was recorded prior to acquisition. Such pre-acquisition loan recoveries are recorded in miscellaneous other noninterest income.

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended
	June 30,
(dollars in thousands)	2018	2017	$ Change	% Change
Base salaries, overtime and temporary help, net of deferred loan origination costs	$14,429	$13,657	$772	5.7%
Commissions and incentives	2,159	2,173	(14)	(0.6%)
Employee benefits	4,865	4,664	201	4.3%

Total salaries and benefits expense	21,453	20,494	959	4.7%

Occupancy	2,720	2,705	15	0.6%
Equipment	1,637	1,805	(168)	(9.3%)
Data processing and software	2,679	2,441	238	9.8%
ATM and POS network charges	1,437	1,075	362	33.7%
Telecommunications	681	668	13	1.9%
Postage	301	329	(28)	(8.5%)
Courier service	224	263	(39)	(14.8%)
Advertising	1,035	1,167	(132)	(11.3%)
Assessments	417	420	(3)	(0.7%)
Operational losses	252	430	(178)	(41.4%)
Professional fees	774	690	84	12.2%
Foreclosed assets expense	180	38	142	373.7%
Provision for (reversal of) foreclosed asset losses	—	94	(94)	(100.0%)
Change in reserve for unfunded commitments	(137)	(135)	(2)	1.5%
Intangible amortization	339	352	(13)	(3.7%)
Merger and acquisition expense	601	—	601
Other miscellaneous expense	3,277	3,068	209	6.8%

Total other noninterest expense	16,417	15,410	1,007	6.5%

Total noninterest expense	$37,870	$35,904	$1,966	5.5%

Average full time equivalent employees	1,001	1,007	(6)	(0.6%)
Merger & acquisition expense:
Professional fees	$196	—
Advertising and marketing	164	—
Miscellaneous other expense	241	—

Total merger & acquisition expense	$601	—

Salary and benefit expenses increased $959,000 (4.7%) to $21,453,000 during the three months ended June 30, 2018 compared to $20,494,000 during the three months ended June 30, 2017. Base salaries, net of deferred loan origination costs increased $772,000 (5.7%) to $14,429,000. The increase in base salaries was due to annual merit increases, and the addition of employees with base salaries above the average base salary that were partially offset by a 0.6% decrease in average full time equivalent employees to 1,001 from 1,007 in the year-ago quarter. Commissions and incentive compensation decreased $14,000 (0.6%) to $2,159,000 during the three months ended June 30, 2018 compared to the year-ago quarter. Benefits & other compensation expense increased $201,000 (4.3%) to $4,865,000 during the three months ended June 30, 2018 due primarily to an increase in health insurance expense.

Other noninterest expense increased $1,007,000 (6.5%) to $16,417,000 during the three months ended June 30, 2018 compared to the three months ended June 30, 2017. The increase in other noninterest expense was due to the changes noted in the table above. The $238,000 and $362,000 increases in data processing and software expense and ATM & POS network charges, respectively, were due primarily to system enhancements and capacity expansion. The $168,000 decrease in equipment expense was due to decreased equipment rental, repair and maintenance. During the three months ended June 30, 2018, the Company incurred $601,000 of merger related expense associated with the proposed merger with FNBB of which $324,000 is nondeductible for tax purposes.

The effective combined Federal and State income tax rate on income was 27.8% and 36.0% for the three months ended June 30, 2018 and 2017, respectively. This decrease in effective combined Federal and State income tax rate was due primarily to a decrease in the Federal tax rate from 35% to 21% effective January 1, 2018. The effective combined Federal and State income tax rate was greater than the Federal statutory tax rate due to State income tax expense of $2,315,000 and $2,143,000, for the three months ended June 30, 2018 and 2017, respectively, that were partially offset by the effects of tax-exempt income of $1,042,000 and $1,042,000, respectively, from investment securities, $656,000 and $627,000, respectively, from increase in cash value of life insurance, Federal low-income housing tax credits of $122,000 and $147,000, respectively, $84,000 and $450,000, respectively, of Federal equity compensation excess tax benefits, and $324,000 of nondeductible merger expense during the three months ended June 30, 2018. The low income housing tax credits and the equity compensation excess tax benefits represent direct reductions in tax expense.

The provisions for income taxes applicable to net income before taxes differ from amounts computed by applying the statutory Federal income tax rates to income before taxes. The effective tax rate and the statutory Federal income tax rate are reconciled for the periods indicated as follows:

	Three months ended June 30,
	2018	2017
Federal statutory income tax rate	21.0%	35.0%
State income taxes, net of federal tax benefit	8.8	6.6
Tax-exempt interest on municipal obligations	(1.0)	(1.7)
Increase in cash value of insurance policies	(0.7)	(1.0)
Low income housing tax credits	(0.6)	(0.7)
Equity compensation	(0.4)	(2.1)
Nondeductible merger expenses	0.3	—
Other	0.4	(0.1)

Effective tax rate	27.8%	36.0%

The Company’s financial statements are prepared in conformity with generally accepted accounting principles in the United States of America (GAAP). The Company uses certain non-GAAP measures to provide supplemental information regarding performance.    Net income and the effective tax rate for the three months ended June 30, 2018 include the effects of $601,000 of expenses related to the merger with FNBB, of which $324,000 are non-deductible for taxes.    Net income for the three months ended June 30, 2017 includes no merger related expenses. The Company believes that presenting the effective tax rate, net income, return on average assets (ROAA), return on average equity (ROAE), and earnings per common share, excluding the impact of merger & acquisition expenses, provides additional clarity to the users of the financial statements regarding core financial performance. The following table presents a comparison of the effective tax rate, net income, ROAA, ROAE, and earnings per common share as reported, and as adjusted for the impact of merger & acquisition expenses, for the periods indicated.

	Three months ended June 30,
($‘s in thousands except per share amounts)	2018	2017
Net income before tax	$20,811	$21,236
Effect of merger expense	601	—

Adjusted net income before tax	$21,412	$21,236

Income tax expense	$5,782	$7,647
Effect of merger expense	82	—

Adjusted income tax expense	$5,864	$7,647

Net income	$15,029	$13,589
Effect of merger expense	519	—

Adjusted net income	$15,548	$13,589

Effective tax rate	27.8%	36.0%
Adjusted effective tax rate	27.4%	36.0%

ROAA	1.25%	1.21%
Adjusted ROAA	1.29%	1.21%

ROAE	11.78%	10.93%
Adjusted ROAE	12.18%	10.93%

Earnings per common share:
Basic	$0.65	$0.59
Diluted	$0.65	$0.58

Adjusted earnings per common share:
Basic	$0.68	$0.59
Diluted	$0.67	$0.58

M&A expense	$601	—
Non-deductible M&A expense	$324	—
Average assets	$4,814,523	$4,492,389
Average equity	$510,433	$497,225
Weighted average shares	22,983,439	22,899,600
Weighted average diluted shares	23,276,471	23,240,112

Richard P. Smith, President and CEO of the Company commented, “The second quarter of 2018 produced very strong operating results for the Company. Year over year average loan growth of 11.5% contributed significantly to bank performance. Additionally, deposit costs remain low due to our strong mix of noninterest bearing deposits on business checking accounts and the low cost characteristics of consumer checking and savings account products. Our customers continue to benefit from the improved economic activity in the markets we serve.”

Smith added, “Following the strong results of the quarter, we completed our acquisition of First National Bank of Northern California on July 6, 2018. On July 20, 2018, we began the conversion of all information systems, signage and marketing materials, allowing us to open for business as Tri Counties Bank in the San Francisco Bay Area on July 23, 2018. We are very excited to now serve our new customers in the Bay Area with our talented and dedicated banking team. We believe our Service With Solutions® approach to banking will be well received.”

On July 6, 2018, the Company completed its previously-announced merger with FNBB. While FNBB’s banking subsidiary, First National Bank of Northern California officially became part of Tri Counties Bank on July 6, 2018, the First National Bank branches continued to operate under the name “First National Bank” until the conversion of its operating systems to the operating systems of Tri Counties Bank on July 22, 2018 at which time First National Bank banking centers along with the client relationships and all accounts converted to Tri Counties Bank.

As of July 6, 2018, the newly combined company, operating as TriCo Bancshares with its banking subsidiary, Tri Counties Bank, has total assets of approximately $6.1 billion. TriCo issued approximately 7.4 million shares of common stock in the merger bringing total shares outstanding to approximately 30.4 million. Immediately prior to the merger on July 6, 2018, FNBB had investment securities of approximately $344 million, loans of approximately $868 million, deposits of approximately $995 million, and total assets of approximately $1,288 million. These amounts are subject to change as the Company is in the process of determining the fair value of FNBB assets and liabilities acquired in accordance with generally accepted accounting principles.

About TriCo Bancshares

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations; technological changes; mergers and acquisitions, including costs or difficulties related to the integration of acquired companies; changes in the level of the Company’s nonperforming assets and charge-offs; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by the Company; changes in consumer spending, borrowing and savings habits; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; the impact of competition from financial and bank holding companies and other financial service providers; the possibility that any of the anticipated benefits of the Company’s recent merger with FNBB will not be realized or will not be realized within the expected time period, or that integration of FNBB’s operations with those of the Company will be materially delayed or will be more costly or difficult than expected; the challenges of integrating and retaining key employees; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; unanticipated regulatory or judicial proceedings; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results.

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

		Three months ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Statement of Income Data
Interest income	$48,478	$47,121	$46,961	$45,913	$45,044
Interest expense	2,609	2,135	1,868	1,829	1,610
Net interest income	45,869	44,986	45,093	44,084	43,434
Provision (benefit from reversal of provision) for loan losses	(638)	(236)	1,677	765	(796)
Noninterest income:
Service charges and fees	9,228	9,356	9,562	9,475	9,479
Other income	2,946	2,934	2,916	3,455	3,431
Total noninterest income	12,174	12,290	12,478	12,930	12,910
Noninterest expense:
Base salaries net of deferred loan origination costs	14,429	13,962	13,942	13,600	13,657
Incentive compensation expense	2,159	2,452	2,247	2,609	2,173
Employee benefits and other compensation expense	4,865	5,238	4,421	4,724	4,664
Total salaries and benefits expense	21,453	21,652	20,610	20,933	20,494
Other noninterest expense	16,417	16,510	17,466	16,289	15,410
Total noninterest expense	37,870	38,162	38,076	37,222	35,904
Income before taxes	20,811	19,350	17,818	19,027	21,236
Net income	$15,029	$13,910	$2,989	$11,897	$13,589
Share Data
Basic earnings per share	$0.65	$0.61	$0.13	$0.52	$0.59
Diluted earnings per share	$0.65	$0.60	$0.13	$0.51	$0.58
Book value per common share	$22.27	$22.01	$22.03	$22.09	$21.76
Tangible book value per common share	$19.28	$19.00	$19.01	$19.04	$18.70
Shares outstanding	23,004,153	22,956,323	22,955,963	22,941,464	22,925,069
Weighted average shares	22,983,439	22,956,239	22,944,523	22,931,855	22,899,600
Weighted average diluted shares	23,276,471	23,283,127	23,289,545	23,244,235	23,240,112
Credit Quality
Nonperforming originated loans	$17,077	$16,080	$15,463	$11,689	$10,581
Total nonperforming loans	25,420	24,381	24,394	21,955	17,429
Foreclosed assets, net of allowance	1,374	1,564	3,226	3,071	3,489
Loans charged-off	318	480	627	862	2,512
Loans recovered	$506	$366	$526	$701	$434
Selected Financial Ratios
Return on average total assets	1.25%	1.17%	0.26%	1.04%	1.21%
Return on average equity	11.78%	11.00%	2.33%	9.38%	10.93%
Average yield on loans	5.06%	5.03%	5.18%	5.18%	5.23%
Average yield on interest-earning assets	4.38%	4.33%	4.44%	4.42%	4.42%
Average rate on interest-bearing liabilities	0.36%	0.30%	0.27%	0.27%	0.24%
Net interest margin (fully tax-equivalent)	4.14%	4.14%	4.26%	4.24%	4.26%
Supplemental Loan Interest Income Data:
Discount accretion PCI - cash basis loans	$180	$246	$516	$398	$386
Discount accretion PCI - other loans	95	60	445	407	797
Discount accretion PNCI loans	284	326	528	559	987
All other loan interest income	38,745	37,417	36,705	35,904	34,248
Total loan interest income	$39,304	$38,049	$38,194	$37,268	$36,418

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Balance Sheet Data	2018	2018	2017	2017	2017
Cash and due from banks	$184,062	$182,979	$205,428	$188,034	$167,649
Securities, marketable equity	2,868	2,890	2,938	2,957	2,955
Securities, available for sale	754,207	735,895	727,945	675,279	669,614
Securities, held to maturity	477,745	496,035	514,844	536,567	559,518
Restricted equity securities	16,956	16,956	16,956	16,956	16,956
Loans held for sale	3,601	2,149	4,616	2,733	2,537
Loans:
Commercial loans	237,619	216,015	220,500	227,479	225,743
Consumer loans	350,925	348,789	365,113	361,320	360,782
Real estate mortgage loans	2,401,040	2,359,379	2,291,995	2,194,874	2,106,567
Real estate construction loans	156,729	145,550	137,557	147,940	133,301
Total loans, gross	3,146,313	3,069,733	3,015,165	2,931,613	2,826,393
Allowance for loan losses	(29,524)	(29,973)	(30,323)	(28,747)	(28,143)
Foreclosed assets	1,374	1,564	3,226	3,071	3,489
Premises and equipment	59,014	58,558	57,742	54,995	51,558
Cash value of life insurance	99,047	98,391	97,783	97,142	96,410
Goodwill	64,311	64,311	64,311	64,311	64,311
Other intangible assets	4,496	4,835	5,174	5,513	5,852
Mortgage servicing rights	7,021	6,953	6,687	6,419	6,596
Accrued interest receivable	14,253	12,407	13,772	12,656	11,605
Other assets	57,409	56,274	55,051	86,936	62,635
Total assets	$4,863,153	$4,779,957	$4,761,315	$4,656,435	$4,519,935
Deposits:
Noninterest-bearing demand deposits	$1,369,834	$1,359,996	$1,368,218	$1,283,949	$1,261,355
Interest-bearing demand deposits	1,006,331	1,022,299	971,459	965,480	956,690
Savings deposits	1,385,268	1,395,481	1,364,518	1,367,597	1,346,016
Time certificates	315,789	306,628	304,936	310,430	314,361
Total deposits	4,077,222	4,084,404	4,009,131	3,927,456	3,878,422
Accrued interest payable	1,175	958	930	867	781
Reserve for unfunded commitments	3,727	3,864	3,164	2,989	2,599
Other liabilities	58,896	63,529	63,258	62,850	59,868
Other borrowings	152,839	65,041	122,166	98,730	22,560
Junior subordinated debt	56,950	56,905	56,858	56,810	56,761
Total liabilities	$4,350,809	$4,274,701	$4,255,507	$4,149,702	$4,020,991
Total shareholders’ equity	$512,344	$505,256	$505,808	$506,733	$498,944
Accumulated other comprehensive income (loss)	$(21,123)	$(17,205)	$(5,228)	$(4,612)	$(4,501)
Average loans	$3,104,126	$3,028,178	$2,948,277	$2,878,944	$2,783,686
Average interest-earning assets	$4,457,660	$4,380,596	$4,289,656	$4,214,488	$4,135,021
Average total assets	$4,814,523	$4,741,227	$4,658,677	$4,572,424	$4,492,389
Average deposits	$4,042,110	$4,004,332	$3,961,422	$3,878,183	$3,851,519
Average total equity	$510,433	$506,013	$513,007	$507,389	$497,225
Total risk based capital ratio	13.9%	13.9%	14.1%	14.4%	14.8%
Tier 1 capital ratio	13.1%	13.0%	13.2%	13.6%	13.9%
Tier 1 common equity ratio	11.7%	11.6%	11.7%	12.1%	12.3%
Tier 1 leverage ratio	10.9%	10.8%	10.8%	11.0%	11.0%
Tangible capital ratio	9.3%	9.3%	9.3%	9.5%	9.6%

*****************